For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality, Inc. Announces Purchase of 10 Hotels

NORFOLK, Neb., January 7, 2008 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 125 hotels in the limited-service, economy and economy extended-stay sectors, today announced that it completed the previously announced agreement to purchase seven hotels in Kentucky from Musselman Hotels II, LLC, and in other transactions acquired two additional hotels in South Dakota and one hotel in Wisconsin.

The combined purchase price of approximately $21.8 million was funded through borrowings from General Electric Capital Corporation and existing credit lines.

“All of the properties we purchased were attractively priced and in line with our investment criteria,” said Paul J. Shulte, Supertel’s chairman, president and chief executive officer. “These acquisitions increase our presence in Kentucky to 10 hotels, and we expect to achieve some economies of scale there. The South Dakota hotels are two Sioux Falls Days Inns with great locations, and the Green Bay, Wis. Super 8 recently was named one of the top eight hotels in the 2,000-plus Super 8 system. We look forward to adding these properties and their staffs to our portfolio.

“In the past year our primary management company, Royco Hotels, has spent a significant amount of effort in building an appropriate infrastructure to maximize returns on our

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existing portfolio and to better absorb our acquisitions,” he noted. “They have added key senior level staff, put new operating and training systems in place and are expected to be fully up to speed with these changes by the end of this quarter.”

The franchise brands, location and size of the 10 hotels are:

Hotel	Location	Rooms
Comfort Inn	Brooks, Ky.	66
Comfort Inn	Glasgow, Ky.	61
Comfort Suites	Louisville, Ky.	69
Days Inn	Ashland, Ky.	63
Days Inn	Glasgow, Ky.	59
Quality Inn	Cave City, Ky.	105
Sleep Inn	Louisville, Ky.	63
Days Inn	Sioux Falls, S. Dak.	80
Days Inn	Sioux Falls, S. Dak.	85
Super 8	Green Bay, Wis.	83
		734

“All 10 hotels are in good physical condition and are in solid locations, with good visibility. The hotels will undergo normal franchisor-required product improvement plans, but implementation should result in little to no disruptions to our guests.”

Schulte said that the company plans to continue to upgrade its portfolio in 2008 through a combination of acquisitions, hotel improvements and dispositions. “We acquired 27 hotels in 2007 and these 10 properties thus far in 2008. We will continue to be open to making opportunistic acquisitions. Concurrently, we will review our portfolio and divest properties that no longer meet our long-term goals. While we have no specific plans, we anticipate that we will make some dispositions in 2008.

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“We continue to see a substantial amount of individual hotels and portfolios for sale in our core segments that meet our acquisition criteria,” he pointed out. “We seek properties with demonstrable cash flow streams that justify the acquisition price and can benefit from improved operating efficiencies. We have not seen any significant impact on sales prices from the recent credit market issues, but are watching the market closely. We are flexible and in a position to respond to opportunities. However, we also want to grow at a measured pace that allows us to more readily absorb new acquisitions into our portfolio.”

About Supertel Hospitality, Inc.

As of today, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 125 hotels with 10,888 rooms located in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Masters Inn and Savannah Suites. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company’s portfolio concentrates on mid-market and economy limited-service hotels and economy extended-stay hotels, which typically do not offer food and beverage service. For additional information about the company or to make a hotel reservation, please visit the company’s Web site, www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.